EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-1 (File Nos. 333-221468, 333-214310, 333-214198 and 333-208638), Form S-3 (File No. 333-218514) and Forms S-8 (File Nos. 333-221469, 333-195255 and 333-164398) of our report dated March 21, 2018, relating to our audit of the consolidated financial statements of Cellectar Biosciences, Inc. and Subsidiary as of and for the years ended December 31, 2017 and 2016, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears in this Annual Report on Form 10-K for the years ended December 31, 2017 and 2016.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin
March 21, 2018